Exhibit 10.1

SETTLEMENT AND MUTUAL GENERAL RELEASE AGREEMENT

This Settlement and Mutual General Release Agreement is entered into by and among (1) NMT Medical, Inc. (formerly known as Nitinol Medical Technologies, Inc.), a Delaware corporation having its principal place of business at 27 Wormwood Street, Boston, Massachusetts, (2) Lloyd A. Marks, residing at 1021 Minisink Way, Westfield, New Jersey 07090, and (3) AGA Medical Corporation, a Minnesota corporation having its principal place of business at 682 Mendelssohn Avenue, Golden Valley, Minnesota (collectively “the PARTIES”).

WITNESSETH:

WHEREAS, the following lawsuits were initiated by the PARTIES to this Settlement and Mutual General Release Agreement:

a)	NMT Medical, Inc. and Lloyd A. Marks v. AGA Medical Corporation, Civil Action No. 04-CV-12565 NG (pending in the United States District Court for the District of Massachusetts); and

b)	AGA Medical Corporation v. Nitinol Medical Technologies, Inc. d/b/a NMT Medical, Inc. and Lloyd A. Marks, Civil Action No. 05-CV-11804 NG (pending in the United States District Court for the District of Massachusetts)

(collectively “the LAWSUITS”);

WHEREAS, disputes have arisen among the PARTIES with respect to claims asserted in the LAWSUITS, and the PARTIES wish to compromise and settle all matters and issues in dispute between them in order to avoid the uncertainty, inconvenience and expense of litigation;

WHEREAS, the PARTIES have agreed to dismiss with prejudice all of their claims in the LAWSUITS, subject to and in accordance with the terms and conditions set forth in this Settlement and Mutual General Release Agreement;

WHEREAS, AGA (as hereinafter defined), in consideration of the settlement of the LAWSUITS and in consideration of the terms and conditions set forth in this Settlement and

Mutual General Release Agreement, wishes to obtain a fully-paid up, irrevocable, nonexclusive, world-wide right and license to make, have made, import, use, offer to sell and sell any products or practice any processes covered by the LICENSED PATENTS (as hereinafter defined), and NMT (as hereinafter defined) is willing to grant such a license to AGA, subject to the terms and conditions set forth in this Settlement and Mutual General Release Agreement;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the PARTIES agree as follows:

ARTICLE I -- DEFINITIONS

As used in this Settlement and Mutual General Release Agreement, the following defined terms shall have the meanings set forth below:

1.1    “EFFECTIVE DATE” shall mean the date of the final execution of this Settlement and Mutual General Release Agreement by the PARTIES.

1.2    “NMT” shall mean and include Nitinol Medical Technologies, Inc. and NMT Medical, Inc., together with any parents, subsidiaries, divisions, affiliates, predecessor companies or proprietorships, and any real persons or business entities directly or indirectly owned by, controlling or controlled by Nitinol Medical Technologies, Inc. and/or NMT Medical, Inc. As used herein, the term “control” means possession of the power to direct, or to cause the direction of the management and policies of a real person, corporation or other business entity, whether through the ownership of voting securities, by contract or otherwise.

1.3    “AGA” shall mean and include AGA Medical Corporation, together with any parents, subsidiaries, divisions, affiliates, predecessor companies or proprietorships, and any real persons or business entities directly or indirectly owned by, controlling or controlled by AGA Medical Corporation.

1.4    “MARKS” shall mean and include Lloyd A. Marks, together with his heirs and any other real persons or business entities directly or indirectly owned by, controlling or controlled by Lloyd A. Marks.

1.5    “LICENSED PATENTS” shall mean and include United States Patent No. 5,108,420 (titled “Aperture Occlusion Device”), issued April 28, 1992, on United States Patent Application Serial No. 07/649,593 (filed February 1, 1991), naming Lloyd A. Marks as the inventor, any divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any patents issuing thereon, together with any foreign patents or applications for foreign patents (including utility models or other registered rights) that correspond in whole or in part to any of the foregoing.

1.6    “LICENSED PRODUCTS” shall mean any products or processes that fall within the scope of any VALID CLAIM (as hereinafter defined) of the LICENSED PATENTS.

1.7    “VALID CLAIM” shall mean and include any issued, unexpired claim of the LICENSED PATENTS that NMT or MARKS has not expressly admitted in writing to be invalid or unenforceable, or that has not been held invalid or unenforceable by a court, tribunal or governmental agency of competent jurisdiction, or that has not been held invalid or unenforceable as a result of an opposition proceeding, reissue, reexamination, dedication, disclaimer or otherwise, and, in the case of a holding or decision, cannot be appealed or has not been appealed within the time allowed for appeal.

ARTICLE II -- SETTLEMENT OF PAST CLAIMS AND

LITIGATION, RELEASE AND COVENANT NOT TO SUE

2.1    NMT hereby irrevocably and perpetually releases and forever discharges AGA and its past and present suppliers, distributors, sales representatives, customers, successors, assigns, directors, officers, employees, agents, representatives, financial sponsors and all other persons and entities who were in active concert or participation with any of them from, and covenants not to sue any of them for any and all claims, liabilities and causes of action that were asserted or that could have been asserted in the LAWSUITS, and any and all patent infringement claims, demands, damages, liabilities, obligations, causes of action, agreements, suits, sums of money, and any other rights whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity that now exist or that might hereafter accrue based upon any and all AGA products or processes that are in commercial or clinical use as of the EFFECTIVE DATE.

2.2    MARKS hereby irrevocably and perpetually releases and forever discharges AGA and its past and present suppliers, distributors, sales representatives, customers, successors, assigns, directors, officers, employees, agents, representatives, financial sponsors and all other persons and entities who were or are in active concert or participation with any of them from, and covenants not to sue any of them for, any and all claims, liabilities and causes of action that were asserted or that could have been asserted in the LAWSUITS, and any and all patent infringement claims, demands, damages, liabilities, obligations, causes of action, agreements, suits, sums of money, and any other rights whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity that now exist or that might hereafter accrue based upon any and all AGA products or processes that are in commercial or clinical use as of the EFFECTIVE DATE.

2.3    AGA hereby irrevocably and perpetually releases and forever discharges NMT and MARKS and their suppliers, distributors, sales representatives, customers, successors, assigns, directors, officers, employees, agents, representatives and all other persons and entities in active concert or participation with any of them from, and covenants not to sue any of them for any and all claims, liabilities and causes of action that were asserted or that could have been asserted in the LAWSUITS, and any and all patent infringement claims, demands, damages, liabilities, obligations, causes of action, agreements, suits, sums of money, and any other rights whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity that now exist or that might hereafter accrue based upon any and all NMT and MARKS products or processes that are in commercial or clinical use as of the EFFECTIVE DATE.

2.4    Within five (5) business days after AGA pays or causes to be paid the sum of thirty million dollars ($30,000,000) due to NMT under this Settlement and Mutual General Release Agreement, NMT, MARKS, and AGA shall cause to be filed a Stipulated Order of Dismissal with Prejudice of the LAWSUITS in the form annexed hereto as Exhibit A. Each PARTY shall bear its own costs and attorneys’ fees incurred in connection with the LAWSUITS.

ARTICLE III -- GRANT OF LICENSE

3.1    NMT and MARKS hereby grant to AGA for its full use and enjoyment an irrevocable, nonexclusive, fully paid-up, world-wide right and license under the LICENSED PATENTS to make, have made, import, use, offer to sell, sell and authorize others to use LICENSED PRODUCTS.

3.2    The license granted in Paragraph 3.1 shall be effective as of the EFFECTIVE DATE of this Settlement and Mutual General Release Agreement.

3.3    The license rights provided herein are not assignable by AGA to anyone; provided, however, if fifty and one-tenth percent (50.1%) or more of the stock or assets of AGA is sold or transferred to or merged with a third party, AGA may assign or transfer the license rights to such third party and/or merged entity. AGA shall provide NMT written notice of any assignment or transfer planned pursuant to this Paragraph 3.3 thirty (30) days prior to the assignment or transfer, and an assignment or transfer pursuant to this Paragraph 3.3 shall have full force and effect thirty (30) days after such notice is provided to NMT.

ARTICLE IV -- PAYMENT

4.1    In consideration of the settlement of past claims, the settlement of the LAWSUITS, the PARTIES’ mutual releases and covenants not to sue, and the provisions of this Settlement and Mutual General Release Agreement relating thereto, AGA shall pay or cause to be paid to NMT a total of twenty nine million dollars ($29,000,000) by wire transfer within twenty (20) days of the execution of this Agreement and upon receipt of proper wire instructions by NMT to AGA. NMT and MARKS agree that AGA shall have no responsibility as to how such payment is allocated between NMT and MARKS, but that MARKS shall receive at least some portion of said payment as consideration of the rights and obligations incurred pursuant to this subparagraph.

4.2    In consideration of the rights and license granted herein to AGA and the provisions of this Settlement and Mutual General Release Agreement relating thereto, AGA shall pay or cause to be paid to NMT a total of one million dollars ($1,000,000) by wire transfer within twenty (20) days of the execution of this Agreement and upon receipt of proper wire instructions by NMT to AGA. NMT and MARKS agree that AGA shall have no responsibility as to how such payment is allocated between NMT and MARKS, but that MARKS shall receive at least some portion of said payment as consideration for the rights and obligations incurred pursuant to this subparagraph.

4.3    AGA’s rights and license granted herein to AGA shall become effective as of the date that NMT receives the entire sum of thirty million dollars ($30,000,000) due to NMT under this Settlement and Mutual General Release Agreement. AGA’s failure to pay or cause to be paid to NMT the sum of thirty million dollars ($30,000,000) due to NMT shall be deemed a material breach of this Settlement and Mutual General Release Agreement, and AGA shall not receive any rights in, or license to, the LICENSED PATENTS.

4.4    AGA’s payment of the sum of twenty nine million dollars ($29,000,000) to NMT in return for the past claims and rights relating thereto set forth in Paragraph 4.1 and the sum of one million dollars ($1,000,000) to NMT for the future license and rights relating thereto set forth in Paragraph 4.2 shall be up-front, final, complete, non-refundable, and irrevocable payments for the rights granted herein to AGA. NMT shall be entitled to keep the entire sum of thirty million dollars ($30,000,000) regardless of any future judicial or administrative determination of any of the LICENSED PATENTS’ validity or invalidity, or enforceability or unenforceability.

ARTICLE V -- CONFIDENTIALITY

5.1    The PARTIES agree that the terms and conditions of this Settlement and Mutual General Release Agreement, and all matters discussed during settlement negotiations between the PARTIES, are and shall remain strictly confidential and shall not be voluntarily disclosed to any third party, except as provided in Paragraphs 5.2 - 5.9 of this Article V.

5.2    If any of the PARTIES in connection with any legal proceeding receives a discovery request or subpoena requesting that it produce a copy of this Settlement and Mutual Release Agreement or that it disclose one or more of its terms, such PARTY shall make a timely objection to the request and as soon as practical notify the other PARTIES in writing of the discovery request or subpoena and provide the other PARTIES with a copy if possible so the other PARTIES may take any actions they see fit to protect their interests. If any of the PARTIES is required by an order of a Court, or other legal authority of competent jurisdiction to disclose the terms or conditions of this Settlement and Mutual General Release Agreement, such PARTY may, provided it has given the above-referenced notification to the other PARTIES, disclose those terms and conditions necessary to satisfy that requirement, but only to those entities necessary to satisfy that requirement. The PARTY shall take all reasonably available steps to preserve confidentiality in connection with such disclosure, and shall cooperate as reasonably requested by the other PARTIES in that regard.

5.3    AGA, on the one hand, and NMT and MARKS, on the other hand, may seek prior written consent of the other PARTIES permitting disclosure of terms or conditions of this Settlement and Mutual General Release Agreement, and upon receiving such written consent, may disclose terms and conditions as authorized by such written consent.

5.4    A PARTY may disclose terms and conditions of this Settlement and Mutual General Release Agreement to any prospective purchaser of fifty and one-tenth percent (50.1%) or more of the assets or stock of that PARTY, or any perspective party to a merger with that PARTY, provided that such prospective purchaser or merger party first agrees to maintain those terms and conditions in confidence.

5.5    A PARTY may disclose the terms and conditions of this Settlement and Mutual General Release Agreement to its financial sponsors, financial advisors, attorneys, lenders, or accountants that have a legitimate need to know, provided that such persons first agree to maintain those terms and conditions in confidence.

5.6    The PARTIES may also disclose such terms of this Settlement and Mutual General Release Agreement to any governmental authority or third party as may be necessary to file tax returns or comply with any audit thereof. The PARTIES may also disclose such terms of this Settlement and Mutual General Release Agreement to any governmental authority or third party as may be necessary to satisfy required statutory or regulatory disclosure obligations, including required disclosures for public corporations.

5.7    NMT and MARKS shall execute the Confirmatory License set forth in Exhibit B of this Settlement and Mutual Release Agreement and deliver a signed copy to AGA.

AGA, upon payment of the amount required by Article 4 of this Settlement and Mutual Release Agreement, may record the Confirmatory License with the U.S. Patent and Trademark Office.

5.8    The PARTIES will mutually agree by prior written consent before releasing any public statement regarding the settlement of the LAWSUITS or this Settlement and Mutual General Release Agreement. Absent such agreement, the PARTIES may publicly state only that the LAWSUITS were amicably settled and AGA has acquired a license from NMT and MARKS. The PARTIES may also share the Confirmatory License set forth in Exhibit B. This Paragraph 5.8 shall not limit disclosures authorized by Paragraphs 5.3, 5.4, 5.5, 5.6 and 5.7.

5.9    NMT shall send AGA a courtesy copy of the initial press release it intends to issue regarding its settlement with AGA, and AGA shall send NMT a courtesy copy of the initial press release it intends to issue regarding its settlement with NMT. AGA shall have no right to edit NMT’s initial press release, and NMT shall have no right to edit AGA’s initial press release. This Paragraph 5.9 shall not limit disclosures authorized by Paragraphs 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8.

ARTICLE VI -- REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties of NMT.

NMT hereby represents and warrants the following:

(A)    NMT is a corporation validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Settlement and Mutual General Release Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(B)    NMT is the exclusive licensee under the LICENSED PATENTS and has the right to grant the license herein. No party other than NMT and MARKS has any rights in the LICENSED PATENTS.

(C)    The execution and delivery by NMT of this Settlement and Mutual General Release Agreement and the performance by NMT of its obligations hereunder have been duly and validly authorized by NMT. This Settlement and Mutual General Release Agreement has been duly and validly executed and delivered by NMT and constitutes a legal, valid and binding obligation of NMT enforceable against NMT in accordance with its terms.

(D)    To the best of its current knowledge, information, and belief, the LICENSED PATENTS are valid and enforceable.

(E)    Other than the LAWSUITS, as of the EFFECTIVE DATE of this Settlement and Mutual General Release Agreement, there are no other adverse actions, suits, claims, arbitrations, interferences, oppositions or other proceedings pending against NMT in any court or by or before any governmental body or agency with respect to the LICENSED PATENTS, and to the best of NMT’s knowledge and belief, no such actions, suits, claims, arbitrations, interferences, oppositions or other proceedings have been threatened against NMT.

6.2    Representations and Warranties of MARKS.

MARKS hereby represents and warrants the following:

(A)    Lloyd A. Marks has full power and authority to enter into this Settlement and Mutual General Release Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(B)    Lloyd A. Marks is the sole owner of the LICENSED PATENTS and has granted to NMT the right to grant the license herein. No party other than NMT and MARKS has any rights in the LICENSED PATENTS.

(C)    This Settlement and Mutual General Release Agreement has been duly and validly executed and delivered by Lloyd A. Marks and constitutes a legal, valid and binding obligation of Lloyd A. Marks enforceable against MARKS in accordance with its terms.

(D)    To the best of his current knowledge, information, and belief the LICENSED PATENTS are valid and enforceable.

(E)    As of the EFFECTIVE DATE of this Settlement and Mutual General Release Agreement, there are no other adverse actions, suits, claims, arbitrations, interferences, oppositions or other proceedings pending against MARKS in any court or by or before any governmental body or agency with respect to the LICENSED PATENTS, and to the best of MARKS’ knowledge and belief, no such actions, suits, claims, arbitrations, interferences, oppositions or other proceedings have been threatened against MARKS.

6.3    Representations and Warranties of AGA.

AGA hereby represents and warrants the following:

(A)    AGA Medical Corporation is a corporation validly existing and in good standing under the laws of the State of Minnesota, and has full corporate power and authority to enter into this Settlement and Mutual General Release Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(B)    The execution and delivery by AGA Medical Corporation of this Settlement and Mutual General Release Agreement and the performance by AGA of its obligations hereunder have been duly and validly authorized by AGA Medical Corporation. This Settlement and Mutual General Release Agreement has been duly and validly executed and delivered by AGA Medical Corporation and constitutes a legal, valid and binding obligation of AGA Medical Corporation enforceable against AGA in accordance with its terms.

6.4    Effect of Representations and Warranties.

It is understood that if the representations and warranties of a PARTY are not true and correct as of the EFFECTIVE DATE hereof and another PARTY, its parents, subsidiaries, affiliates, other business entities directly or indirectly owned by, controlling or controlled by that

PARTY, distributors or customers incur any damages, costs or other expenses as a result of such falsity, the breaching PARTY shall indemnify and hold harmless the other PARTY, its parents, subsidiaries, affiliates, other business entities directly or indirectly owned by, controlling or controlled by that PARTY, and customers for any such damages, costs or expenses incurred.

ARTICLE VII – THIRD PARTY INFRINGEMENT ACTIONS

7.1    If AGA becomes aware of infringement of any of the LICENSED PATENTS by a third party, AGA shall have the option to provide written notice to NMT of such infringement.

7.2    If a third party should sue AGA for infringement of a patent based on a LICENSED PRODUCT and AGA believes that work done by NMT and/or MARKS constitutes a prior invention or is otherwise relevant prior art to any claim of any patent involved in that suit, then AGA shall notify NMT and/or MARKS of the suit and the patent(s) and NMT and/or MARKS shall provide reasonable assistance to AGA in establishing that such work constitutes prior invention or is otherwise relevant prior art. AGA shall promptly reimburse NMT and MARKS for the costs of any such assistance rendered by NMT and MARKS pursuant to this Paragraph.

ARTICLE VIII -- MISCELLANEOUS

8.1    Governing Law. This Settlement and Mutual General Release Agreement shall be governed by and construed, interpreted, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its conflicts of laws principles.

8.2    Entire Agreement. This Settlement and Mutual General Release Agreement constitutes the only and entire agreement between and among the PARTIES, and supersedes all previous communications, representations, agreements or understandings, either oral or written, between and among the PARTIES with respect to the subject matter of this

Settlement and Mutual General Release Agreement. Any representation, promise, or condition in connection with such subject matter that is not stated in this Settlement and Mutual General Release Agreement shall not be binding on any PARTY, and all PARTIES disclaim reliance upon any representation, promise or condition not set forth herein. This Settlement and Mutual General Release Agreement may be amended, supplemented or modified only by a written instrument executed by MARKS and by a duly authorized officer of each of NMT and AGA by or on behalf of NMT and AGA that specifically refers to this Settlement and Mutual General Release Agreement.

8.3    Consideration. The PARTIES acknowledge that the conditions herein constitute adequate consideration for the license, releases, covenants, and other terms contained herein and that they are owed nothing further by any other PARTY, including and without limitation any further compensation or payment of any kind, except as expressly provided herein.

8.4    Parties Full Understanding. The PARTIES represent and warrant to each other that they or their duly authorized representatives have read this Settlement and Mutual General Release Agreement and fully understand it; that they have executed this Settlement and Mutual General Release Agreement with the intent to be fully bound according to its terms; that, in signing this Settlement and Mutual General Release Agreement, they have relied solely on their own knowledge or their duly authorized representatives’ knowledge and judgment and/or the advice of their own attorneys and not upon any representation, warranty, advice, statement, or action of any kind of the other PARTY except to the extent that such representations, warranties, advice, statement, or action may be contained in this Settlement and Mutual General Release Agreement.

8.5    Notices. All notices, requests, payments or any other communications hereunder must be in writing and will be deemed to have been duly given only if sent by personal delivery, delivery by nationally recognized overnight courier service, or sent by certified or registered mail to the following recipients:

If to NMT:

NMT Medical, Inc.

27 Wormwood Street

Boston, Massachusetts

Attn:  President

If to MARKS:

Lloyd A. Marks

1021 Minisink Way Westfield, New Jersey 07090

If to AGA:

AGA Medical Corporation

682 Mendelssohn Avenue

Golden Valley, Minnesota

Attn:  General Counsel

All such notices, requests, payments and other communications shall be deemed given upon delivery. Changes in address or addressee shall be given in conformity with this Paragraph 8.5.

8.6    Waiver. Any term or condition of this Settlement and Mutual General Release Agreement may be waived at any time by the PARTY that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the PARTY waiving such term or condition. No waiver by any PARTY of any term or condition of this Settlement and Mutual General Release Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or of any other term or condition of this Settlement and Mutual General Release Agreement on any future occasion. All remedies, either under this Settlement and Mutual General Release Agreement or by law or otherwise afforded, will be cumulative and not alternative.

8.7    Survival. The license granted hereunder to AGA shall survive any rescission, cancellation or termination of the exclusive license agreement between MARKS and NMT.

8.8    Beneficiaries; Assignment. This Settlement and Mutual General Release Agreement shall be binding upon and inure to the benefit of the PARTIES, their personal representatives, successors, heirs, assigns and the purchasers of fifty and one-tenth percent (50.1%) or more of a PARTY’s stock or assets.

8.9    Non-Admissions. This Settlement and Mutual General Release Agreement is a compromise of disputed claims in order to avoid the further trouble and expense of litigation, and shall not be construed as an admission of liability, which liability is expressly denied by the PARTIES.

8.10    Execution in Counterparts. This Settlement and Mutual General Release Agreement may be executed in any number of counterparts, and by different Parties upon different counterparts with the same effect as if the signatures thereto were upon the same instrument. Each counterpart shall be deemed an original but together all counterparts shall constitute one and the same instrument.

8.11    Headings. All headings in this Settlement and Mutual General Release Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

8.12    Jointly Drafted. This Settlement and Mutual General Release Agreement shall be considered to have been jointly drafted by the PARTIES and shall not be construed in whole or in part against any PARTY as drafter.

IN WITNESS WHEREOF, the PARTIES, intending to be legally bound, have caused this Settlement and Mutual General Release Agreement to be executed and delivered by that PARTY (in the case of MARKS) or by the duly authorized officer or representative of that PARTY (in the case of NMT or AGA).

NMT MEDICAL, INC.

By: /s/ John E. Ahern
Title: President and Chief Executive Officer
Dated: March 23, 2006

LLOYD A. MARKS

By: /s/ Lloyd A. Marks
Dated: March 22, 2006

AGA MEDICAL CORPORATION

By: /s/ Franck Gougeon
Title: Chief Executive Officer
Dated: March 24, 2006

EXHIBIT A

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

)
NMT MEDICAL, INC. and LLOYD A.	)
MARKS,	)
)
Plaintiffs,	)
)
v.	)
	)	Civil Action No. 04-CV-12565 NG
AGA MEDICAL CORPORATION,	)
)
Defendant.	)
)
)
)
)
AGA MEDICAL CORPORATION,	)
)
Plaintiff,	)
)
v.	)
)
NITINOL MEDICAL TECHNOLOGIES,	)	Civil Action No. 05-CV-11804 NG
INC. d/b/a NMT MEDICAL, INC. and	)
LLOYD A. MARKS,	)
)
Defendants.	)
)

STIPULATED ORDER OF DISMISSAL WITH PREJUDICE

The parties, by their undersigned counsel, stipulate and agree, subject to the approval of the Court, that:

1.    CIVIL ACTION No. 04-CV-12565, is dismissed in its entirety with prejudice pursuant to Rule 41(a)(1), Fed. R. Civ. P.;

2.    CIVIL ACTION No. 05-CV-11804, is dismissed in its entirety with prejudice pursuant to Rule 41(a)(1), Fed. R. Civ. P.; and

3.    Each party shall bear its own costs and attorneys’ fees.

SO ORDERED:

Dated: , 2006
United States District Judge

AGREED TO:

NMT MEDICAL, INC. Inc.

and LLOYD A. MARKS

By:
Robert E. Hillman (BBO# 234820)
Charles H. Sanders (BBO# 646740)
Amy C. Dachtler (BBO# 660234)
FISH & RICHARDSON P.C.
225 Franklin Street
Boston, MA 02110-2804
Telephone (617) 542-5070
Facsimile (617) 542-8906

AGA MEDICAL CORPORATION

By:
Mark P. Szpak (BBO # 546261)
ROPES & GRAY LLP
One International Place
Boston, MA 02110-2624
(617) 951-7606
Denise L. Loring
Ching-Lee Fukuda
John R. Lane
ROPES & GRAY LLP
1251 Avenue of the Americas
New York, New York 10020
(212) 596-9000

James T. Nikolai
NIKOLAI & MERSEREAU, P.A.
900 Second Avenue South, Suite 820
Minneapolis, Minnesota 55402
(612) 339-7461

EXHIBIT B

CONFIRMATORY LICENSE

WHEREAS, Lloyd A. Marks is reflected in the records of the U.S. Patent and Trademark Office as the owner of United States Patent No. 5,108,420 (titled “Aperture Occlusion Device”), issued April 28, 1992, on United States Patent Application Serial No. 07/649,593 (filed February 1, 1991), naming Lloyd A. Marks as the inventor and Lloyd A. Marks has previously granted an exclusive license to NMT Medical, Inc., a Delaware corporation having its principal place of business at 27 Wormwood Street, Boston, Massachusetts; and

WHEREAS, Lloyd A. Marks and NMT Medical, Inc. have granted to AGA Medical Corporation, a Minnesota corporation having its principal place of business at 682 Mendelssohn Avenue, Golden Valley, Minnesota, for its full use and enjoyment an irrevocable, nonexclusive, fully paid-up, world-wide right and license to make, have made, import, use, offer to sell, sell and authorize others to use LICENSED PRODUCTS under United States Patent No. 5,108,420, any divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any patents issuing thereon, together with any foreign patents or applications for foreign patents (including utility models or other registered rights) that correspond in whole or in part to any of the foregoing; and

WHEREAS, the parties want to confirm the license;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged:

1.    Lloyd A. Marks and NMT Medical, Inc. hereby confirm and acknowledge that they have granted to AGA Medical Corporation for its full use and enjoyment an irrevocable, nonexclusive, fully paid-up, world-wide right and license to make, have made, import, use, offer to sell, sell and authorize others to use LICENSED PRODUCTS under United States Patent No. 5,108,420, any divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any patents issuing thereon, together with any foreign patents or applications for foreign patents (including utility models or other registered rights) that correspond in whole or in part to any of the foregoing.

_____________________

Lloyd A. Marks

Dated:                               , 2006

NMT Medical, Inc.

By:

Its:

Dated:                                    , 2006